Consent of Independent Registered Public Accounting Firm
The Board of Directors
Square, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-236661, 333-229919, 333-223271, 333-216249, 333-210087 and 333-208098) on Form S-8 of Square, Inc. of our report dated February 27, 2019, except as to Note 19, which is as of February 23, 2021, with respect to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Square, Inc.

/s/ KPMG LLP
San Francisco, California
February 23, 2021